Exhibit 99.3


                       UNION TEXAS PETROLEUM (LETTERHEAD)
NEWS RELEASE
Contact: Carol L. Cox
         (713) 968-2714

               UNION TEXAS PETROLEUM EXPANDS EXPLORATION INTERESTS
                     IN ITALY'S SOUTHERN APENNINES OIL PLAY

     COMPANY INCREASES LEASEHOLDINGS IN NEW REGION TO OVER 112,000 NET ACRES

       Houston, October 24, 1996 -- Union Texas Petroleum Holdings, Inc. (NYSE:UTH) today announced that its wholly-owned subsidiary, Union Texas Adriatic, Inc., has further expanded its interests in the Southern Apennines oil play onshore Southern Italy with agreements to participate in three additional exploration permit areas. With the agreements for the three new permits, Union Texas Adriatic will have interests in a total of seven exploration permit areas in the Southern Apennines, which has been attracting increasing attention from the petroleum industry and has seen a number of important exploration successes.
       Union Texas Adriatic has agreed to join Triton Mediterranean Oil and Gas N.V. and Canada Northwest Italiana S.p.A. in the Masseria di Sole, Fosso del Lupo and Valsinni permits. The Italian government has authorized the assignment of interests in the permits, which will result in Union Texas Adriatic having a 25% working interest in each permit. Union Texas Adriatic's net acreage in each of the permits will be: Masseria di Sole, 8,147 acres; Fosso del Lupo, 9,063 acres; and Valsinni, 7,959 acres. Geological studies and seismic work are expected to begin

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soon on the Masseria di Sole,  Fosso del Lupo and Valsinni  permits and continue through 1997.
       "These three new permits will increase Union Texas Adriatic's net acreage position in the Southern Apennines to a total of 112, 194 net acres, up 28% from our current leaseholdings in the area. Union Texas Adriatic is now the largest leaseholder in the Southern Apennines among U.S.-based oil and gas companies," said Chairman and CEO John Whitmire.
       "We are very excited to expand our interests in the Southern Apennines, which has seen increased activity by the petroleum industry as a result of technological improvements, seismic work and the discovery of at least three significant oil fields. Interest from the petroleum industry, especially from European oil and gas companies, also has grown due to a proposed pipeline that is expected to be in operation by late 1997 or 1998 and will link oil fields in the area to a refinery on the Gulf of Taranto. Union Texas' substantial acreage position in the Southern Apennines provides our company and our shareholders with increased exploration opportunities in this highly prospective area for the next several years. Our activity in the Southern Apennines is an excellent example of the type of new exploration venture that we are actively seeking to provide enhanced value to our shareholders," said Whitmire.
       Along with interests in the three new permits, Union Texas Adriatic has interests in the Serra Corneta, Tempa dei Mercanti, Forenza and Baragiano permit areas in the same region. Union Texas Adriatic is participating in the Monte Foi-1

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exploration  well that is currently being drilled on the Baragiano  permit.  The well, which began drilling in May 1996, is expected to be drilled to a total depth of about 20,670 feet (6,300 meters) and to take up to 12 months to drill and evaluate. Geological reconnaissance and acquisition of seismic data for the Serra Corneta, Tempa dei Mercanti and Forenza permit areas are currently under way. Earlier in 1996, Union Texas Adriatic increased its working interest in the Serra Corneta permit, which it operates, from 42% to 82%. "By 1998, our goal is to participate in two to three high-potential exploration wells annually in the Southern Apennines region," said Whitmire.
       Union Texas Adriatic has also filed applications with the Italian government for additional exploration permit areas.

       One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. Union Texas celebrated its 100th anniversary in January 1996.

       This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.

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